Date:	October 19, 2017

Contact:	William W. Traynham, Chief Financial Officer
434-773-2242
traynhamw@amnb.com

Traded:	NASDAQ Global Select Market	Symbol:	AMNB

AMERICAN NATIONAL BANKSHARES INC. REPORTS THIRD QUARTER 2017 EARNINGS

•	Organic loan growth of $212.0 million (19.6%) during last four quarters

•	Q3 2017 net income of $4.8 million and diluted EPS of $0.55

•	Net interest margin of 3.56% for Q3 2017

•	Average shareholders’ equity of $209.0 million is 11.79% of average assets

Danville, VA -- American National Bankshares Inc. (“American National”) (NASDAQ: AMNB), parent company of American National Bank and Trust Company, today announced net income of $4,787,000 for the third quarter of 2017 compared to $3,963,000 for the third quarter of 2016, an $824,000 or 20.8% increase. Diluted net income per common share was $0.55 for the 2017 quarter compared to $0.46 for the 2016 quarter. Net income for the third quarter of 2017 produced annualized returns on average assets of 1.08%, on average equity of 9.16%, and on average tangible equity of 11.81%.
Net income for the first nine months of 2017 was $13,129,000 compared to $12,179,000 for the comparable period of 2016, a $950,000 or 7.8% increase. Basic and diluted net income per common share was $1.52 for the 2017 period compared to $1.41 for the 2016 period.

Financial Performance and Overview
Jeffrey V. Haley, President and Chief Executive Officer, reported, “We are delighted to report strong growth in our balance sheet. Over the past year, loans have increased $212.0 million or 19.6%. However, the continuing challenge for us, in this hyper-competitive environment, is achieving reasonable risk adjusted yields on our lending.

“Loans require liquidity. Deposits have grown $174.2 million or 13.3% over the past year. This growth is mostly in non-maturity core deposits (noninterest bearing and money market accounts), which are the heart of our balance sheet. We continue striving to grow these core deposits and their affiliated relationships, but like the asset side of the balance sheet, the challenge is to do that in a cost effective yet competitive manner. Our cost of interest bearing deposits for the third quarter was 0.57%, compared to 0.53% for the 2016 quarter.
“On the earnings side, net income for the third quarter was $4,787,000 compared to $3,963,000, an increase of $824,000 or 20.8%.
“Net interest income was up by $1,874,000 (15.0%) in the third quarter of 2017 compared to the third quarter of 2016. The increase was driven by growth in loans, three prime rate increases, and $333,000 in additional cash basis accretion income, which is unpredictable and non-recurring in nature.
“Provision for loan losses was up $340,000 in the third quarter of 2017, compared to the third quarter of 2016. The need for additional provision expense related to continued loan growth, an increase in reserves for impaired loans and the charge off of two purchased credit impaired loans, but was mitigated by continued strong asset quality metrics.
“Noninterest income increased $684,000 (21.9%) in the third quarter of 2017, compared to the third quarter of 2016. This category was positively impacted by a $337,000 gain from the sale of a bank owned commercial lot acquired in the MidCarolina acquisition and non-recurring trust fees of $160,000.
“Noninterest expense increased in the 2017 quarter by $843,000 (8.5%). The higher level of expense was primarily related to our entry into two new markets in the fourth quarter of 2016.”
Haley concluded, “We are pleased with our growth in loans and deposits over the past year. Slightly less than half our growth continues from our new markets, Roanoke and Winston-Salem. Our de novo offices have exceeded our initial growth expectations for year one. However, like many other banks, we did see a general slowdown in the third quarter. Our loans grew $6.4 million (0.5%). This is consistent with a national trend in reduced commercial lending, noted in a recent Wall Street Journal article, and was magnified for us by several large loan payoffs. Furthermore, some loan requests have not been consistent with our risk profile requirements. We expect growth will continue, but at a reduced pace compared to the year over year rate. We acknowledge that rising interest rates and hyper-competitive market forces together will put continued pressure on our net interest margin. We will manage these challenges and prevail in the community bank marketplace.”

Capital
American National’s capital ratios remain strong and exceed all regulatory requirements.
For the quarter ended September 30, 2017, average shareholders’ equity was 11.79% of average assets, compared to 12.67% for the quarter ended September 30, 2016.
Book value per common share was $24.31 at September 30, 2017, compared to $23.66 at September 30, 2016.
Tangible book value per common share was $19.09 at September 30, 2017, compared to $18.34 at September 30, 2016.

Credit Quality Measurements
Non-performing assets ($2,498,000 of non-performing loans, $538,000 of 90 day past due and accruing loans, and $2,101,000 of other real estate owned) represented 0.29% of total assets at September 30, 2017, compared to 0.31% at September 30, 2016.
Annualized net charge offs to average loans were seven basis points (0.07%) for the 2017 third quarter, compared to one basis point (0.01%) for the same quarter in 2016.
Other real estate owned was $2,101,000 compared to $1,145,000 at September 30, 2016, an increase of $956,000 or 83.5%.

Acquisition Related Financial Impact
The acquisition accounting adjustments related to our two recent acquisitions have had and continue to have a positive impact on net interest income and income before income tax for American National. The impact of these adjustments is summarized below (dollars in thousands):

For the quarter ended September 30,	2017	2016
Net Interest Income	$557	$356
Income Before Income Taxes	$477	$143

For the nine months ended September 30,	2017	2016
Net Interest Income	$1,586	$1,709
Income Before Income Taxes	$1,138	$920

The third quarter of 2017 includes $333,000 in cash basis accretion income related to the early payoff of several acquired loans.

Net Interest Income
Net interest income before the provision for loan losses increased to $14,338,000 in the third quarter of 2017 from $12,464,000 in the third quarter of 2016, an increase of $1,874,000 or 15.0%.
For the 2017 quarter, the net interest margin was 3.56% compared to 3.50% for the same quarter in 2016, an increase of six basis points (0.06%). The increase in net interest margin was driven by higher yields on earning assets.

Provision for Loan Losses and Allowance for Loan Losses
Provision expense for the third quarter of 2017 was $440,000 compared to $100,000 for the third quarter of 2016.
There has been significant growth in the loans outstanding over the past four quarters. The need for additional provision expense related to continued loan growth, an increase in reserves for impaired loans and the charge off of two purchased credit impaired loans, but was mitigated by continued strong asset quality metrics.
The allowance for loan losses as a percentage of total loans was 1.07% at September 30, 2017 compared to 1.18% at September 30, 2016.

Noninterest Income
Noninterest income totaled $3,804,000 in the third quarter of 2017, compared with $3,120,000 in the third quarter of 2016, an increase of $684,000 or 21.9%. Trust fees were up $160,000 or 17.1%, driven mostly by non-recurring revenue sources. Other fees were up $64,000 or 9.7%, mostly driven by increased volume in debit card transactions. Mortgage banking was up $100,000 or 19.5%, mostly driven by higher volumes of secondary market mortgages. This category was positively impacted by a $337,000 gain from the sale of a bank owned commercial lot acquired in the MidCarolina acquisition.

Noninterest Expense
Noninterest expense totaled $10,710,000 in the third quarter of 2017, compared to $9,867,000 in the third quarter of 2016, an increase of $843,000 or 8.5%. Most of the increase was driven by the startup of operations in Roanoke and Winston-Salem. In addition, we have added personnel expense related to bank wide growth objectives and advance planning for key position, near term succession issues.

About American National
American National is a multi-state bank holding company with total assets of approximately $1.8 billion. Headquartered in Danville, Virginia, American National is the parent company of American National Bank and Trust Company. American National Bank is a community bank serving Virginia and North Carolina with 26 banking offices and two loan production offices. American National Bank also manages an additional $825 million of trust, investment and brokerage assets in its Trust and Investment

Services Division. Additional information about the company and the bank is available on the bank's website at www.amnb.com.
Shares of American National are traded on the NASDAQ Global Select Market under the symbol "AMNB."

Forward-Looking Statements
This press release contains forward-looking statements within the meaning of federal securities laws. Certain of the statements involve significant risks and uncertainties. The statements herein are based on certain assumptions and analyses by American National and are factors it believes are appropriate in the circumstances. Actual results could differ materially from those contained in or implied by such statements for a variety of reasons including, but not limited to: changes in interest rates; changes in accounting principles, policies or guidelines; significant changes in the economic scenario; significant changes in regulatory requirements; significant changes in securities markets; changes in technology and information security; and changes regarding acquisitions and dispositions. Consequently, all forward-looking statements made herein are qualified by these cautionary statements and the cautionary language in American National's most recent Form 10-K report and other documents filed with the Securities and Exchange Commission. American National does not undertake to update forward-looking statements to reflect circumstances or events that occur after the date the forward-looking statements are made.